Exhibit 99.1

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4E – Preliminary Final Report

Year Ended 30 June 2014

Results for Announcement to the Market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

				Year Ended 30 June 2014	Year Ended 30 June 2013
				(US$, in thousands)
Revenues from ordinary activities	Up	436%	to	14,689	2,743
Profit (loss) from ordinary activities after tax attributable to members	Down	8%	to	(57,899)	(63,198)
Net profit (loss) for the period attributable to members	Down	8%	to	(57,899)	(63,198)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A

Results of Operations

Revenues increased from US$2.7 million during the year ended 30 June 2013 to US$14.7 million during the year ended 30 June 2014 due to additional revenue recognized related to development activities for various customers.

Net loss decreased from US$63.2 million during the year ended 30 June 2013 to US$57.9 million during the year ended 30 June 2014. The decrease in the net loss was attributable to the increase in revenues as well as a decrease in share-based compensation expense included in selling, general and administrative expenses and depreciation and amortization expense. These amounts were partially offset by an increase in research and development expenses.

Review of Activities for Fiscal Year 2014

Fiscal Year 2014 was a strong year for Unilife where the Company was able to execute on existing contracts and sign new customer agreements. In parallel, the Company expanded its commercial pipeline, strengthened its proprietary portfolio of injectable drug delivery systems and increased its manufacturing capacities. It was also a strong financial year for Unilife with significant growth in cash payments from customers and recognized revenue, and a narrowing of the Company’s net loss despite an overall increase in investment in manufacturing capacity, research and development (“R&D”) and facilities to support growing customer demand for its products and services.

Research and Development

Throughout fiscal year 2014, Unilife made investments in R&D to develop and enhance proprietary technologies and related processes to address customer and market needs for the delivery of injectable drugs, biologics and vaccines. The Company invested over half of total cash operating expenses towards R&D during fiscal year 2014. Unilife’s continued investment in R&D resulted in a significant expansion of Unilife’s intellectual property portfolio during fiscal year 2014. As of June 30 2014, the Company had 134 granted patents worldwide, representing a 40% increase from the previous fiscal year. More than 200 additional patent applications are at various stages of examination. In addition, the Company filed 62 new patent applications during the fiscal year 2014, representing a 55% increase from the previous fiscal year.

Product Platforms

In response to unmet customer needs and emerging market trends, Unilife has established what it considers to be the most extensive, market-driven portfolio of injectable drug delivery systems in the industry. The breadth and flexibility of Unilife’s portfolio continues to increase as additional technologies and product configurations are developed to support the requirements of current and prospective customers.

The Company has six core technology platforms within its proprietary portfolio comprising prefilled syringes, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel delivery systems. Multiple product configurations, technologies and customization options reside within each platform. Unilife considers that the size and scope of its portfolio allows the Company to accommodate the overwhelming majority of approved and pipeline drugs, biologics and vaccines requiring injection, outside of insulin which the Company considers to be an already well-served market-segment. New injectable drug delivery systems developed by Unilife during fiscal year 2014 include:

•	The Ocu-Mix™ platform for the reconstitution of one or more therapies into the eye with a single injection,

•	The EZMix Prodigy™ platform for the reconstitution and mixing of doses from 1mL to 50mL in volume, and

•	The Unifill Nexus™ and Unifill Allure™ prefilled syringes with an integrated luer adapter to provide universal connectivity to needleless luer access devices.

The Company also created new generations of previously developed products from existing platforms, and provided various additional customization features, during fiscal year 2014 to meet the requirements of current and prospective customers.

Manufacturing

Unilife continued to scale-up its operational capacity during fiscal year 2014 to support increasing demand from existing and new pharmaceutical customers. Some of this expansion occurred ahead of schedule as customers sought to accelerate their commercial launch timelines under existing contracts, and additional new programs commenced for the customization and supply of products from across the Unilife portfolio.

Unilife remains on schedule to commence the commercial sale of three separate Unifill products to multiple customers between now and the middle of fiscal year 2015. Commercial sales of Unifill® syringes commenced during the current first fiscal quarter of 2015 utilizing an existing commercial manufacturing line. Commercial sales of the Unifill Finesse® and the Unifill Nexus are scheduled to commence during the middle of the fiscal year on additional manufacturing lines that are either in the process of being configured, or are now operational and in the process of being qualified.

Unifill products sold during fiscal year 2015 are expected to be used by customers for a range of purposes including compatibility and stability studies and filling and packaging validation prior to the expected commercial launch of target injectable therapies. In addition to generating revenue via the commercial sale of Unifill products, Unilife expects to receive upfront and milestone-based payments from various customers during fiscal year 2015.

Unilife also invested in an expansion of its manufacturing capacity for wearable injectors during fiscal 2014 in response to accelerating customer demand for programs that are either underway or about to commence. This investment by Unilife in its platform of wearable injectors has enabled the Company to provide current and prospective customers with a broader range of product configurations utilizing a manufacturing line with key automated processes earlier than originally anticipated to support drug stability studies, feasibility programs, filling line validation, human clinical trials and human factors studies. Unilife also invested in the expansion of its manufacturing capacities for additional product platforms across its broad portfolio of injectable drug delivery systems.

Unilife also completed a reconfiguration of existing cleanrooms at its production facility in York, Pennsylvania to accommodate new manufacturing lines for its Unifill products and wearable injectors that will support scheduled customer demand during fiscal year 2015. The construction of new cleanrooms, that will double Unilife’s total cleanroom space, is ongoing to support the continued scale-up in production for existing and upcoming customer programs. This extra cleanroom space is expected to come on line in stages to support the planned arrival of additional manufacturing lines and equipment.

Commercial Development

As of June 30, 2014, Unilife had 12 active programs with 11 customers, with additional contracts in the final stages of formalization. Many current customers and active programs remain confidential at this time, with additional information expected to be provided when it becomes appropriate. A summary of some agreements signed during fiscal year 2014 where Unilife is able to provide information is included below:

•	Sanofi: In September 2013, the Company signed a long-term supply contract to supply Sanofi with the Unifill Finesse™ for use with their anti-thrombotic therapy Lovenox®/Clexane®. The contract period can extend up through calendar year 2024. Following a four year ramp-up period after market entry, exclusivity will be maintained, subject to Sanofi purchasing a minimum of 150 million units of the Unifill Finesse or other Unifill syringes per year.

•	Hikma: In November 2013, the Company signed a long-term commercial supply contract with Hikma for the use of the Unifill syringe, the Unifill Nexus and the Unifill Allure with an initial list of 20 of its generic injectable drugs. Product sales to Hikma are scheduled to commence during fiscal year 2015. Under the terms of the contract, Unilife will supply Hikma a minimum volume of 175MM units per year following a rapid high-volume ramp up period. In addition to product sales, the Company expects to receive up to $40 million in upfront and milestone payments.

•	MedImmune: In November 2013, the Company signed an agreement with MedImmune, the global biologics arm of AstraZeneca, to customize and supply products from its platform of wearable injectors for use with several target product candidates from MedImmune’s portfolio.

•	Novartis: In December 2013, the Company signed an agreement with Novartis to supply clinical products from one of its injectable drug delivery system platforms for use with one of Novartis’ early stage product candidates.

In addition to those customers and programs listed above, Unilife is also continuing to execute on other agreements signed prior to fiscal year 2014, such as a program with Biodel for the use of an EZMix drug reconstitution delivery system with a proprietary version of an approved Glucagon therapy that is currently in clinical development. Unilife is also involved in a number of ongoing discussions with existing and prospective pharmaceutical and biotechnology companies who are pursuing the use of products from across its portfolio. Many of these prospective programs within Unilife’s large, expanding commercial pipeline are expected to result in the signing of additional agreements.

Personnel

As of June 30, 2014, Unilife employed 209 employees of which 80% were engaged in operational activities including research and development, quality assurance and manufacturing. Virtually all staff is based at the Company’s Pennsylvania facilities in York and King of Prussia.

Consolidated Statements of Financial Performance

(US$, in thousands, except per share data)

	Year Ended 30 June
	2014	2013
Revenue	14,689	2,743
Cost of product sales	—	128
Research and development	34,111	21,749
Selling, general and administrative	27,894	32,437
Depreciation and amortization	4,079	9,487

Total operating expenses	66,084	63,801

Operating loss	(51,395)	(61,058)
Interest expense	7,332	2,392
Interest income	(20)	(54)
Other income	(208)	(198)
Change in fair value of financial instruments	(600)	—

Net loss	$(57,899)	$(63,198)

Loss per share:
Basic and diluted loss per share	$(0.59)	$(0.78)

Consolidated Statements of Financial Position

(US$, in thousands, except share data)

	30 June
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$8,368	$5,736
Restricted cash	2,400	2,400
Accounts receivable	1,860	654
Inventories	142	71
Prepaid expenses and other current assets	1,108	409

Total current assets	13,878	9,270
Property, plant and equipment, net	54,588	46,106
Goodwill	11,830	11,498
Intangible assets, net	18	23
Other assets	1,454	1,504

Total assets	$81,768	$68,401

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,583	$3,428
Accrued expenses	3,339	2,444
Current portion of long-term debt	613	3,826
Deferred revenue	—	3,010

Total current liabilities	7,535	12,708
Long-term debt, less current portion	54,835	20,045
Deferred revenue	13,267	50

Total liabilities	75,637	32,803

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of 30 June 2014; none issued or outstanding as of 30 June 2014 and 2013	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of 30 June 2014; 103,617,278 and 95,602,558 shares issued, and 103,588,608 and 95,573,888 shares outstanding as of 30 June 2014 and 2013, respectively	1,036	956
Additional paid-in-capital	296,169	268,157
Accumulated deficit	(293,731)	(235,832)
Accumulated other comprehensive income	2,797	2,457
Treasury stock at cost, 28,670 shares as of 30 June 2014 and 2013	(140)	(140)

Total stockholders’ equity	6,131	35,598

Total liabilities and stockholders’ equity	$81,768	$68,401

Consolidated Statements of Changes in Equity

(US$, in thousands except share data)

	Common	Common	Additional- Paid-In	Accumulated	Accumulated Other Comprehensive	Treasury
	Stock	Stock	Capital	Deficit	Income	Stock	Total
Balance as of 1 July 2012	75,849,439	$758	$212,326	$(172,634)	$3,435	$(140)	$43,745
Net loss		—	—	(63,198)	—	—	(63,198)
Foreign currency translation		—	—	—	(978)	—	(978)
Share-based compensation expense	2,611,167	27	13,260	—	—	—	13,287
Issuance of common stock from public offering, net of issuance costs	15,605,400	156	39,526	—	—	—	39,682
Exercise of warrant to purchase common stock	1,424,220	14	2,820	—	—	—	2,834
Issuance of common stock upon exercise of stock options	112,332	1	225	—	—	—	226

Balance as of 30 June 2013	95,602,558	$956	$268,157	$(235,832)	$2,457	$(140)	$35,598
Net loss		—	—	(57,899)	—	—	(57,899)
Foreign currency translation		—	—	—	340	—	340
Share-based compensation expense	1,593,096	16	8,300	—	—	—	8,316
Issuance of common stock from public offerings, net of issuance costs	5,012,153	50	16,806	—	—	—	16,856
Issuance of common stock upon exercise of stock options	1,409,471	14	2,906	—	—	—	2,920

Balance as of 30 June 2014	103,617,278	$1,036	$296,169	$(293,731)	$2,797	$(140)	$6,131

Consolidated Statements of Cash Flow

(US$, in thousands)

	Year Ended 30 June
	2014	2013
Cash flows from operating activities:
Net loss	$(57,899)	$(63,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,079	5,435
Loss on disposal of equipment	—	4,052
Share-based compensation expense	8,316	13,287
Recognition of deferred revenue	(3,187)	(2,623)
Non-cash interest expense	4,067	—
Change in fair value of financial instruments	(600)	—
Changes in assets and liabilities:
Accounts receivable	(266)	388
Inventories	(71)	141
Prepaid expenses and other current assets	(704)	267
Other assets	(427)	(227)
Accounts payable	1,807	65
Accrued expenses	(606)	355
Deferred revenue	12,500	725

Net cash used in operating activities	(32,991)	(41,333)
Cash flows from investing activities:
Purchases of property, plant and equipment	(12,149)	(2,240)

Net cash used in investing activities	(12,149)	(2,240)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	40,000	—
Principal payments on long-term debt and capital lease agreements	(11,226)	(5,024)
Proceeds from the issuance of common stock and warrants, net of issuance costs	16,856	42,707
Proceeds from the exercise of options to purchase common stock	2,534	226
Payments of financing costs	(487)	—

Net cash provided by financing activities	47,677	37,909
Effect of exchange rate changes on cash	95	(10)

Net increase (decrease) in cash and cash equivalents	2,632	(5,674)
Cash and cash equivalents at beginning of year	5,736	11,410

Cash and cash equivalents at end of year	$8,368	$5,736

Supplemental disclosure of cash flow information
Cash paid for interest	$3,222	$2,479

Supplemental disclosure of non-cash activities
Purchases of property, plant and equipment in accounts payable and accrued expenses	$991	$744

Purchases of property, plant and equipment pursuant to capital lease agreements	$125	$74

Notes to the Consolidated Financial Statements

1.	Basis of the Preparation of the Preliminary Final Report

The preliminary final report has been prepared in accordance with the ASX Listing rule 4.3A and the disclosure requirements of ASX Appendix 4E.

The preliminary final report has been prepared in accordance with accounting principles generally accepted in the United States of America.

References to the “Company” include Unilife Corporation and its consolidated subsidiaries.

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

2.	The Board of Directors does not recommend that a dividend relating to the year ended 30 June 2014 be paid. As such, there is no applicable record date.

3.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	30 June 2014	30 June 2013
	(US$, in thousands)
Building	$32,188	$32,188
Machinery and equipment	21,224	21,682
Computer software	2,675	2,653
Furniture and fixtures	610	374
Construction in progress	9,119	91
Land	2,036	2,036
Leasehold improvements	166	88

	68,018	59,112

Less: accumulated depreciation and amortization	(13,430)	(13,006)

Property, plant and equipment, net	$54,588	$46,106

Construction in progress as of 30 June 2014 and 2013 consisted primarily of amounts incurred in connection with machinery and equipment.

4.	Long-Term Debt

Long-term debt consists of the following:

	30 June 2014	30 June 2013
	(US$, in thousands)
10.25% Term loan, due March 2020	$33,457	$—
Royalty agreement liability	6,400	—
6.00% Mortgage loans, due December 2031	13,228	13,677
6.00% Mortgage loans, due October 2020	—	3,322
12.85% Secured lending facility, due 2013	—	2,586
4.75% Bank term loans, due January 2021 through August 2021	—	1,701
5.00% Commonwealth of Pennsylvania financing authority loan, due January 2021	2,087	2,133
Other	276	452

	55,448	23,871
Less: current portion of long-term debt	613	3,826

Total long-term debt	$54,835	$20,045

Term Loan

On March 12, 2014 (the “Closing Date”), the Company entered into the Credit Agreement with ROS Acquisition Offshore LP (together with its affiliates, successors, transferees and assignees, the “Lender”), an affiliate of OrbiMed Advisors. Pursuant to and subject to the terms of the Credit Agreement, the Lender agreed to provide term loans to the Borrower in the aggregate principal amount of up to $60.0 million. A first tranche loan of $40.0 million was drawn on the Closing Date and a further two tranches each of $10.0 million have been committed by the Lender and will be funded on each of December 15, 2014 and June 15, 2015, subject to and in accordance with the terms of the Credit Agreement.

The Loans bear interest at 9.25% per annum plus the greater of three-month LIBOR or 1.0%, payable in cash quarterly in arrears, and as otherwise described in the Credit Agreement. The Loans will be interest-only until March 12, 2020 (“the Maturity Date”).

Unless the loan facility is otherwise terminated earlier pursuant to the terms of the Credit Agreement, the Borrower is required to repay in full the unpaid principal amount of the Loans drawn down, together with all accrued and unpaid interest thereon plus a 6.0% repayment premium on Maturity Date. The Borrower can make voluntary repayments at any time of any unpaid principal amount of the Loans, plus a 6.0% repayment premium.

The obligations of the Borrower under the Credit Agreement are guaranteed by the Company and each of its subsidiaries and the Credit Agreement is secured by the assets of the Company and its subsidiaries. The Credit Agreement also contains certain customary covenants, as well as, covenants relating to achieving minimum cash revenue targets at the end of each calendar year, maintaining minimum liquidity targets, the execution of certain customer and employment agreements in form and substance satisfactory to lender no later than September 8, 2014.

The Borrower received net proceeds of approximately $31.4 million following repayment of certain of our existing debt and certain fees and expenses of the Lender in connection with the Loans. In addition, the Borrower incurred approximately $0.4 million in other expenses in connection with the Loans.

In connection with the Credit Agreement, the Borrower entered into a royalty agreement (the “Royalty Agreement”) with ROS which will entitle ROS to receive royalty payments. Pursuant to and subject to the terms of the Royalty Agreement, the borrower has agreed to pay 2.75% on the first $50.0 million of net sales (on a cash receipts basis as defined in the Credit Agreement) in each fiscal year, plus 1.0% of net sales in excess of $50.0 million and up to and including $100.0 million in each fiscal year, plus 0.25% of net sales in excess of $100.0 million in each fiscal year. Borrower has the right to buyout the Royalty Agreement at any time on or before the fourth anniversary of the agreement at a reduced amount. The buy-out amount ranges from $6.5 million, on or prior to the first anniversary of the agreement and up to $21.0 million, after the fourth anniversary of the agreement (such amount depending on when the buy-out option is exercised), less amounts previously paid by the Borrower to lender pursuant to the Royalty Agreement.

The Company determined that the Credit Agreement and the Royalty Agreement should be accounted for as two separate units. Accordingly, the Company allocated the proceeds from the Loans on a residual basis between the two units based on their relative fair values. As a result, on the Closing Date, the Royalty Agreement was determined to have a fair value of $7.0 million and the Loan was allocated the remaining proceeds of $33.0 million. The Loan will be accreted to the face value over the loan term based on an effective interest rate of 17.5%. The Royalty Agreement will be adjusted to fair value on a quarterly basis. As of June 30, 2014 the fair value of the Royalty Agreement was $6.4 million.

Mortgage Loans

In October 2010, Cross Farm entered into a loan agreement with Metro Bank, pursuant to which Metro Bank provided Cross Farm with two mortgage loans in the amounts of $14.25 million and $3.75 million. The proceeds received were used to finance the purchase of land and construction of the Company’s corporate headquarters and manufacturing facility in York, Pennsylvania.

The weighted average interest rate on both mortgage loans was 6.00% during the years ended June 30, 2014 and 2013. In connection with the two mortgage loans and other bank term loans, the Company has given Metro Bank a lien on substantially all of the Company’s assets except for the Company’s intellectual property and certain other assets that are subject to other third party liens.

The Original Metro Loan Document contains certain customary covenants, including the maintenance of a Debt Service Reserve Account in the amount of $2.4 million, classified as restricted cash on the consolidated balance sheet, which will remain in place until Cross Farm and Metro agree on the financial covenants. The Company was in compliance with its debt covenants as of June 30, 2014. The U.S. Department of Agriculture has guaranteed $8.0 million of the mortgage loan due December 2031.

In connection with the Credit Agreement, the Company entered into the Metro Bank Amendment pursuant to which the 6.0% Mortgage due October 2020 and the 4.75% term loans due January through August 2021 were repaid. The Company used proceeds from the March 12, 2014 Credit Agreement of $4.9 million to repay the mortgage and the term loans which included $0.1 million in fees and expenses paid to Metro bank. In addition the Company wrote-off approximately $0.1 million in unamortized deferred financing costs related to the mortgage. The total amount recognized during the three months ended March 31, 2014 as loss on early extinguishment of debt was $0.2 million. In exchange for the repayment of the mortgage and loans, Metro Bank agreed to release, effective March 12, 2014, the liens on substantially all of the Company’s assets except for the lien on the building and real estate in connection with the remaining mortgage and the debt service reserve account.

Secured Lending Facility

In August 2011, the Company entered into a Master Lease Agreement (the “Lease Agreement”) with Varilease Finance, Inc. (“Varilease”) for up to $10.0 million of secured financing for production equipment for its Unifill syringe. Based on the Company’s continuing involvement throughout the term of the agreement and the integral nature of the production equipment, the transaction is being accounted for as a financing. Over the term of the Lease Agreement, the Company made 27 monthly installments based upon the amount drawn. This facility had an effective interest rate of 14.00%. The secured lending facility contained covenants and provisions for events of default customarily found in lease agreements.

As previously disclosed, the Company entered into a Confidential Mutual Release and Settlement Agreement (the “Definitive Settlement Agreement”), effective December 30, 2013, with Varilease. The Definitive Settlement Agreement provided that it will obtain title to all equipment under the equipment lease upon the payment to the Lessors of approximately $4.8 million over a twelve month period. In addition, under the Definitive Settlement Agreement the Company and the Lessors released each other from any and all claims related to the companion lawsuits, as well as dismissed such lawsuits. In connection with the Definitive Settlement Agreement, during the year ended June 30, 2014, the Company recognized $3.6 million of interest expense representing the difference between the carrying value of the debt and the present value of the settlement amount.

During the year ended June 30, 2014, the Company paid $4.7 million (including $3.5 million with proceeds from the March 12, 2014 Credit Agreement) to the Lessors in satisfaction of the remaining obligation under the Definitive Settlement Agreement. Effective March 12, 2014 the Lessors released all liens and security interest in all of the Company’s assets subject to the Lease Agreement.

Commonwealth of Pennsylvania Financing Authority Loan

In December 2010, Cross Farm received a $2.25 million loan from the Commonwealth of Pennsylvania for land and the construction of its current manufacturing facility. The loan bears interest at a rate of 5.00% per annum, matures in January 2021 and is secured by a third mortgage on the facility. In connection with the loan agreement, Cross Farm entered into an intercreditor agreement by which the Commonwealth of Pennsylvania agreed that it would not exercise its rights in the event of a default by Cross Farm without the consent of Metro Bank, which holds the mortgage on the facility.

5.	Share-Based Compensation

The following is a summary of activity related to stock options held by employees and directors during the year ended 30 June 2014:

	Number of Options	Weighted Average Exercise Price
Outstanding as of 1 July 2013	5,121,807	$4.10
Granted	200,000	3.00
Cancelled	(149,396)	3.93
Exercised	(1,250,000)	1.86

Outstanding as of 30 June 2014	3,922,411	$4.76

Exercisable as of 30 June 2014	2,260,907	$4.47

The following is a summary of activity related to stock options and warrants held by persons other than employees and directors during the year ended 30 June 2014:

	Number of Options and Warrants	Weighted Average Exercise Price
Outstanding as of 1 July 2013	4,258,937	$7.26
Granted	300,000	3.11
Exercised	(240,000)	2.68
Expired	(2,268,934)	9.18

Outstanding as of 30 June 2014	2,050,003	$5.06

Exercisable as of 30 June 2014	1,050,003	$4.20

The following is a summary of activity related to restricted stock awards during the year ended 30 June 2014:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value
Unvested as of 1 July 2013	3,254,403	$3.31
Granted	1,045,560	3.65
Vested	(1,784,402)	3.34
Forfeited	(79,500)	3.70

Unvested as of 30 June 2014	2,436,061	$3.42

6.	Loss per Share

The Company’s net loss per share is as follows:

	Year Ended 30 June
	2014	2013
	(US$, in thousands, except share and per share data)
Numerator
Net loss	$(57,899)	$(63,198)
Denominator
Weighted average number of shares used to compute basic loss per share	98,062,664	81,165,773
Effect of dilutive options to purchase common stock	—	—

Weighted average number of shares used to compute diluted loss per share	98,062,664	81,165,773

Basic and diluted loss per share	$(0.59)	$(0.78)

7.	Net Tangible Assets per Security

	30 June 2014		30 June 2013
Net tangible assets per share	US$	(0.06)	US$	0.25
Net tangible assets per CDI	A$	(0.01)	A$	0.04

8.	Compliance Statement

This report is based on the financial statements to which one of the following applies.

☐	The financial statements have been audited.	☐	The financial statements have been supplied to review.

☒	The financial statements are in the process of being audited or subject to review.	☐	The financial statements have not yet been audited or reviewed.

ALAN SHORTALL
Chairman and Chief Executive Officer

Date: 29 August 2014